Exhibit 99.1

AMERICREDIT REPORTS THIRD QUARTER OPERATING RESULTS

• 3rd quarter earnings of $87 million, $0.60 per share • Loan originations increased to $1.61 billion • Charge-offs declined to 5.2% • FY07 earnings guidance issued

FORT WORTH, TEXAS April 24, 2006 – AMERICREDIT CORP. (NYSE: ACF) today announced net income of $87 million, or $0.60 per share, for its fiscal third quarter ended March 31, 2006. AmeriCredit reported net income of $76 million, or $0.46 per share, for the same period a year earlier. For the nine months ended March 31, 2006, AmeriCredit reported net income of $227 million, or $1.53 per share, versus earnings of $209 million, or $1.25 per share, for the nine months ended March 31, 2005.

Automobile loan purchases increased to $1.61 billion for the third quarter of fiscal year 2006, compared to $1.37 billion in the March 2005 quarter. Loan purchases for the nine months ended March 31, 2006, were $4.47 billion compared to $3.58 billion for the same period last year. Managed auto receivables totaled $11.13 billion at March 31, 2006.

Annualized net charge-offs totaled 5.2% of average managed auto receivables for the March 2006 quarter compared to 5.4% for the March 2005 quarter. Annualized net charge-offs for the nine months ended March 31, 2006, were 5.6% compared to 6.2% for the same period last year.

Managed auto receivables 31-to-60 days delinquent were 4.7% of the portfolio at March 31, 2006, compared to 4.9% at March 31, 2005. Accounts more than 60 days delinquent were 1.6% of the portfolio at March 31, 2006, compared to 1.8% at March 31, 2005.

Unrestricted cash totaled $701 million at March 31, 2006. During the March quarter, the Company repurchased $23 million of its common stock. The Company has repurchased a total of $817 million of its common stock since inception of its stock repurchase program in April 2004. At March 31, 2006, the Company had $183 million remaining under its board approved stock repurchase plan. Shareholders’ equity was $2.02 billion at March 31, 2006, resulting in a managed assets-to-equity ratio of 5.5 at March 31, 2006.

“Our March results reflected strength in our key performance metrics – net income increased 15% from a year ago, credit results were better than expected, and origination volume was strong,” said AmeriCredit President and Chief Executive Officer Dan Berce. “These positive results have further strengthened our balance sheet providing the ability to continue our share repurchase program as well as support our growth initiatives for fiscal year 2007 and beyond.”

Regulation FD

Pursuant to Regulation FD, the Company provides its expectations regarding future business trends to the public via a press release or 8-K filing. The Company anticipates some risks and uncertainties with its business.

Net income and EPS forecasts

12 mos. ending 6/30/07
Net income ($ millions)	$305 - $335
Earnings per share	$2.10 - $2.30

The forecasts include the results of Bay View Acceptance Corporation for fiscal year 2007 as the Company expects this acquisition to close before June 30, 2006. Because of Bay View Acceptance Corporation’s focus on providing specialized auto financing options to customers with prime credit scores, its net interest margin and credit losses are historically lower than AmeriCredit’s. The forecasts for fiscal year 2007 incorporate, but are not limited to, the following assumptions:

•	New loan origination volume of $7.2 to $7.8 billion;

•	Net interest margin of 12.5 to 13.0 percent of average receivables;

•	Operating expenses of 2.8 to 3.2 percent of the portfolio;

•	Credit losses to average between 4.5 and 5.5 percent overall for the fiscal year, but varying seasonally by quarter; and

•	Annualized provision for loan losses as a percent of average receivables to range between 5.0 and 6.0 percent.

This forecast does not include any future share repurchase activity or future disposition of all or a portion of the Company’s investment in DealerTrack.

AmeriCredit will host a conference call for analysts and investors today at 6:00 P.M. Eastern Time. For a live Internet broadcast of this conference call, please go to the Company’s Web site to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has approximately one million customers and $11 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K/A for the year ended June 30, 2005. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes, the high degree of risk associated with sub-prime borrowers, acquisition integration and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

AmeriCredit Corp.

Consolidated Income Statements

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Revenue:
Finance charge income	$414,440	$311,869	$1,182,251	$873,472
Servicing income	15,006	44,830	61,792	144,559
Other income	25,658	15,225	79,452	38,616

	455,104	371,924	1,323,495	1,056,647

Costs and expenses:
Operating expenses	89,686	80,810	251,470	234,812
Provision for loan losses	118,769	105,006	410,494	303,919
Interest expense	107,106	65,028	298,556	184,520
Restructuring charges	1,874	2,130	2,126	2,741

	317,435	252,974	962,646	725,992

Income before income taxes	137,669	118,950	360,849	330,655
Income tax provision	50,937	43,357	133,510	121,688

Net income	$86,732	$75,593	$227,339	$208,967

Earnings per share:
Basic	$0.67	$0.50	$1.68	$1.36

Diluted	$0.60	$0.46	$1.53	$1.25

Weighted average shares	129,629,967	152,071,432	135,397,387	153,944,984

Weighted average shares and assumed incremental shares	144,954,396	167,269,900	150,332,001	168,760,906

Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	March 31, 2006	June 30, 2005	March 31, 2005
Cash and cash equivalents	$700,800	$663,501	$579,997
Finance receivables, net	9,770,018	8,297,750	7,636,691
Interest-only receivables from Trusts	5,891	29,905	63,035
Investments in Trust receivables	98,374	239,446	328,974
Restricted cash – gain on sale Trusts	98,943	272,439	352,040
Restricted cash – securitization notes payable	803,110	633,900	559,525
Restricted cash – warehouse credit facilities	101,981	455,426	66,168
Property and equipment, net	58,343	92,000	94,489
Deferred income taxes	60,795	53,759	4,886
Other assets	209,981	208,912	196,758

Total assets	$11,908,236	$10,947,038	$9,882,563

Warehouse credit facilities	$1,435,134	$990,974	$1,261,257
Securitization notes payable	7,867,074	7,166,028	5,874,077
Senior notes	153,869	166,755	166,670
Convertible debt	200,000	200,000	200,000
Funding payable	54,559	158,210	39,130
Accrued taxes and expenses	160,899	133,736	127,173
Other liabilities	20,998	9,419	22,649

Total liabilities	9,892,533	8,825,122	7,690,956

Shareholders’ equity	2,015,703	2,121,916	2,191,607

Total liabilities and shareholders’ equity	$11,908,236	$10,947,038	$9,882,563

Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
		(Restated)		(Restated)
Cash flows from operating activities:
Net income	$86,732	$75,593	$227,339	$208,967
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,719	10,802	15,100	44,749
Provision for loan losses	118,769	105,006	410,494	303,919
Deferred income taxes	(20,028)	5,053	(22,112)	7,192
Accretion of present value discount	(8,029)	(21,703)	(30,687)	(63,373)
Impairment of credit enhancement assets	—	—	457	1,122
Stock-based compensation expense	3,392	3,636	12,690	6,354
Other	1,003	129	(8,990)	367
Changes in assets and liabilities:
Other assets	73,385	29,928	83,295	(3,866)
Accrued taxes and expenses	47,509	44	28,462	(30,910)

Net cash provided by operating activities	306,452	208,488	716,048	474,521

Cash flows from investing activities:
Purchases of receivables	(1,947,168)	(1,462,380)	(5,093,811)	(3,863,935)
Principal collections and recoveries on receivables	1,156,337	843,120	3,109,116	2,277,911
Distributions from gain on sale Trusts, net of swap payments	92,463	146,220	346,136	345,306
Net (purchases) sales of property and equipment	(2,004)	(4,845)	30,554	(6,507)
Net change in restricted cash and other	320,092	(48,815)	199,826	97,485

Net cash used by investing activities	(380,280)	(526,700)	(1,408,179)	(1,149,740)

Cash flows from financing activities:
Net change in warehouse credit facilities	202,227	312,320	444,160	761,257
Net change in securitization notes	(8,491)	153,977	699,984	267,197
Net change in senior notes and other	3,093	(5,274)	(18,724)	(26,269)
Repurchase of common stock	(23,117)	(56,749)	(422,046)	(200,894)
Net proceeds from issuance of common stock	14,967	6,097	24,148	30,780

Net cash provided by financing activities	188,679	410,371	727,522	832,071

Net increase in cash and cash equivalents	114,851	92,159	35,391	156,852
Effect of Canadian exchange rate changes on cash and cash equivalents	(196)	7	1,908	1,695
Cash and cash equivalents at beginning of period	586,145	487,831	663,501	421,450

Cash and cash equivalents at end of period	$700,800	$579,997	$700,800	$579,997

Other Financial Data

(Unaudited, Dollars in Thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Loan originations	$1,614,267	$1,374,012	$4,473,939	$3,579,050
Loans securitized	1,000,002	972,973	3,702,707	2,658,103

Average on-book receivables	$10,115,082	$7,839,932	$9,575,795	$7,392,920
Average gain on sale receivables	902,246	3,184,145	1,443,547	3,935,123

Average managed receivables	$11,017,328	$11,024,077	$11,019,342	$11,328,043

	March 31, 2006	June 30, 2005	March 31, 2005
On-book receivables	$10,382,505	$8,838,968	$8,125,036
Gain on sale receivables	750,637	2,163,941	2,865,723

Managed receivables	$11,133,142	$11,002,909	$10,990,759

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Operating expenses	$89,686	$80,810	$251,470	$234,812
Operating expenses as a percent of average managed receivables	3.3%	3.0%	3.0%	2.8%
Tax rate	37.00%	36.45%	37.00%	36.80%

	March 31, 2006	June 30, 2005	March 31, 2005
Loan delinquency:
On-book:
(% of ending on-book receivables)
31 - 60 days	4.5%	4.3%	3.8%
Greater than 60 days	1.5	1.8	1.3

Total	6.0%	6.1%	5.1%

Gain on sale:
(% of ending gain on sale receivables)
31 - 60 days	7.0%	8.8%	8.2%
Greater than 60 days	3.3	3.9	3.0

Total	10.3%	12.7%	11.2%

Total portfolio:
(% of ending managed receivables)
31 - 60 days	4.7%	5.2%	4.9%
Greater than 60 days	1.6	2.2	1.8

Total	6.3%	7.4%	6.7%

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Contracts receiving a payment deferral as an average quarterly percentage of average receivables outstanding:
On-book (% of average on-book receivables)	5.4%	4.8%	6.1%	4.9%

Gain on sale (% of average gain on sale receivables)	7.4%	9.0%	9.2%	9.5%

Total portfolio (% of average managed receivables)	5.6%	6.0%	6.5%	6.5%

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Net charge-offs:
On-book	$122,119	$79,297	$359,635	$248,232
Gain on sale	19,020	67,149	103,659	282,044

	$141,139	$146,446	$463,294	$530,276

Net charge-offs as a percent of average receivables:
On-book	4.9%	4.1%	5.0%	4.5%

Gain on sale	8.5%	8.6%	9.6%	9.5%

Total portfolio	5.2%	5.4%	5.6%	6.2%

Net recoveries as a percent of gross repossession charge-offs:
On-book	50.6%	47.4%	48.9%	45.7%

Gain on sale	45.0%	41.7%	41.4%	38.3%

Total portfolio	49.8%	44.9%	47.2%	41.8%

	March 31, 2006	June 30, 2005	March 31, 2005
On-book receivables:
Principal	$10,382,505	$8,838,968	$8,125,036
Allowance for loan losses and nonaccretable acquisition fees	(612,487)	(541,218)	(488,345)

	$9,770,018	$8,297,750	$7,636,691

Allowance as a percentage of on-book receivables	5.9%	6.1%	6.0%

The Company’s net margin as reflected on the consolidated statements of income, excluding a $9 million pre-tax gain on the partial sale of the Company’s investment in DealerTrack Holdings, Inc., realized during the nine months ended March 31, 2006, is as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Finance charge income	$414,440	$311,869	$1,182,251	$873,472
Other income	25,658	15,225	70,605	38,616
Interest expense	(107,106)	(65,028)	(298,556)	(184,520)

Net margin	$332,992	$262,066	$954,300	$727,568

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Finance charge income	16.6%	16.1%	16.5%	15.7%
Other income	1.1	0.8	1.0	0.7
Interest expense	(4.3)	(3.3)	(4.2)	(3.3)

Net margin as a percent of average on-book receivables	13.4%	13.6%	13.3%	13.1%

Contact:

Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
(817) 302-7394	(817) 302-7627